UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 7, 2006 (November 1, 2006)
King Pharmaceuticals, Inc.

(Exact name of registrant as specified in charter)

Tennessee	001-15875	54-1684963

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

501 Fifth Street, Bristol, Tennessee	37620

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (423) 989-8000
N/A

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.
     On November 1, 2006, the board of directors of King approved a plan to close King’s St. Petersburg, Florida facility in connection with the transfer of production of Levoxyl® from the St. Petersburg facility to King’s Bristol, Tennessee facility, which King expects to be completed by the end of 2008. As a result of this decision, King expects to incur restructuring charges over this period of time of approximately $11,000,000, including approximately $6,000,000 related to non-cash accelerated depreciation and approximately $5,000,000 for associated cash employee termination payments.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On November 1, 2006, the board of directors of King appointed Philip A. Incarnati to King’s board of directors to serve as a Class III director. Mr. Incarnati will serve on the board’s audit committee.
     Mr. Incarnati is not a party to any arrangement or understanding with any person pursuant to which Mr. Incarnati was elected as a director, nor is Mr. Incarnati a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.
     A copy of the press release announcing Mr. Incarnati’s appointment to the board of directors is included herewith as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits
     99.1      Press release of King Pharmaceuticals, Inc. dated November 7, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 7, 2006	KING PHARMACEUTICALS, INC.
	By:	/s/ Joseph Squicciarino
Joseph Squicciarino
Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Description
99.1	Press release of King Pharmaceuticals, Inc. dated November 7, 2006.